EXHIBIT 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of March 23, 2006 by and between Xybernaut Corporation, a Delaware corporation and Xybernaut Solutions, Inc., a Virginia corporation, debtors and debtors-in-possession (together, “Xybernaut” or “Borrowers”), and East River Capital LLC, a Delaware limited liability company (“Lender”).

RECITALS:

WHEREAS Borrowers currently are debtors and debtors-in-possession in bankruptcy cases (the “Case”) commenced under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Court”), Case Nos. 05-12801;

WHEREAS, Xybernaut has requested and Lender has agreed to make one or more loans to Xybernaut in an amount not exceeding two million six hundred thousand dollars ($2,600,000) or such greater amount not to exceed three million two hundred thousand dollars ($3,200,000) as mutually agreed upon by the Lender and Borrowers with the consent of the Official Committee of Unsecured Creditors (the “Loans”) pursuant to the terms of the Note (as hereinafter defined) subject to and upon the terms and conditions set forth herein and therein;

NOW, THEREFORE, in consideration of the premises and in order to induce Lender to make the Loans to Xybernaut, the parties agree as follows:

1. Definitions.

1.1 Definitions. Capitalized words and terms used herein and not otherwise defined shall have the following meanings:

“Account Debtor” means any “account debtor,” as such term is defined in the applicable section of the UCC.

“Accounts” means any “account,” as such term is defined in the applicable section of the UCC, now owned or hereafter acquired by Xybernaut and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to Xybernaut (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by Xybernaut or from any other transaction, whether or not the same involves the sale of goods or services by Xybernaut (including, without limitation, any such obligation which may be characterized as an account or contract right under the UCC) and all of Xybernaut’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Xybernaut’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all moneys due or to become due to Xybernaut under all purchase orders and contracts for the sale of goods or the performance of services or both by Xybernaut (whether or not yet earned by performance on the part of Xybernaut or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing.

“Approved Sale” has the meaning set forth in the Note.

“Chattel Paper, Instruments and Documents” shall mean any and all chattel paper, instruments, securities, bills of lading, warehouse receipts and other documents of title (all as defined in the applicable UCC sections, if any) and documents of any kind now existing or hereafter acquired or arising, whether arising from or related to the disposition of Inventory, Equipment, or otherwise, and all rights now or hereafter existing in and to all security agreements, leases, securities, letters of credit and other contracts, documents and instruments securing or otherwise relating to any such accounts, rights or instruments (all as defined in the applicable UCC sections, if any).

“Collateral” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

“Contract Rights” means any and all of Xybernaut’s right, title, estate and interest in and to all contracts, contract rights, undertakings, franchise agreements or other agreements, whether written or oral (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Xybernaut may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

“Default” shall mean an event which, with the giving of notice, lapse of time or both would become an Event of Default.

“Deposit Accounts” shall mean any and all “deposit accounts,” as such term is defined in the applicable section of the UCC, now owned or hereafter acquired by Xybernaut, including without limitation those set forth in Exhibit 4.

“Equipment” means any “equipment,” as such term is defined in the applicable section of the UCC, now owned or hereafter acquired by Xybernaut and used by Xybernaut at any location, other than Equipment which (i) is acquired by Xybernaut pursuant to purchase money financing, (ii) is encumbered by liens securing such purchase money financing and (iii) may not be pledged as collateral pursuant to the terms of such purchase money financing.

“Event of Default” shall have the meaning assigned to such term in the Note.

“Final DIP Order” shall mean the final order entered by the Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c) no later than thirty-five (35) days after entry of the Interim DIP Order, or such later date acceptable to Lender, authorizing the incurrence by Xybernaut of all indebtedness and obligations under the Note.

“Financing Orders” shall mean the Interim DIP Order and the Final DIP Order authorizing Xybernaut to obtain the Loans from Lender under the Note and to grant security therefor, in each case, in form and substance acceptable to Lender.

“General Intangibles” shall have the meaning given to it in the UCC.

“Instruments” means any “instrument,” as such term is defined in the applicable section of the UCC now owned or hereafter acquired by Xybernaut, including, without limitation, all notes, certificated securities, and other evidences of indebtedness.

“Intellectual Property” means any and all of Xybernaut’s right, title, estate and interest, whether now existing or hereafter acquired, in and to all corporate and other business records in any form, including in form for use by computers or data processing machines; royalties, patents, inventions, copyrights, trade secrets and other confidential information relating to the business of Xybernaut, including, by way of illustration and not limitation, each and every kind of know-how practiced by Xybernaut and its employees; licenses, customer lists, advertising, marks, designs, logos, slogans, indicia, corporate names, company names, business names, fictitious business names, trade names, trade styles and registrations issued with respect to any of the foregoing used in Xybernaut’s business or in which Xybernaut otherwise has an interest; and all other information of any kind or character, whether or not reduced in writing, with respect to the conduct by Xybernaut of its businesses not generally known by the public; and the goodwill associated with the foregoing, including, without limitation, the Intellectual Property identified on Exhibit 2 hereto.

“Interim DIP Order” shall mean the interim order entered by the Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c) on March 23, 2006, which authorized the incurrence by Xybernaut of certain indebtedness and obligations under the Note.

“Inventory” means any “inventory,” as such term is defined in the applicable section of the UCC, wherever located, now or hereafter owned or acquired by, Xybernaut and, in any event, shall include, without limitation, all inventory, merchandise, goods and other personal property which are held by or on behalf of Xybernaut for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Xybernaut’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not such inventory is listed on any schedules, assignments or reports furnished to the Agent from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Xybernaut or is held by Xybernaut or by others for Xybernaut’s accounts, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of Xybernaut or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons.

“Lien” shall mean any lien, mortgage, encumbrance, pledge, charge, lease, easement, servitude, right of others or security interest of any kind, including any thereof arising under any conditional sale or other title retention agreement.

"Loan Documents” means, collectively, this Agreement, the Note, the Escrow Agreement, the Participation Agreement, and all other agreements, documents, certificates and other instruments executed and delivered by Xybernaut pursuant thereto or in connection therewith, as each may be amended, modified or otherwise supplemented from time to time.

“Note” shall mean the Secured Promissory Note dated of even date herewith executed by Xybernaut in favor of Lender in the original principal amount of two million six hundred thousand dollars ($2,600,000), as such note may be modified, amended, supplemented, extended or replaced from time to time.

“Petition Date” shall mean July 25, 2005.

“Premium” has the meaning set forth in the Note.

“Proceeds” means “proceeds,” as such term is defined in the applicable section of the UCC and, in any event, shall include, without limitation, (i) any and all accounts, chattel paper, deposit accounts, instruments, cash and other proceeds, payable to Xybernaut from time to time in respect of the Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Xybernaut from time to time with respect to any of the Collateral, (iii) any and all payments (in any form whatsoever) made or due and payable to Xybernaut from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iv) any claim of Xybernaut against third parties (a) for past, present or future infringement of any patent or patent license or (b) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license, (v) any recoveries by Xybernaut against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral. In addition, the term “Proceeds” shall include, without limitation, all accounts, chattel paper, deposit accounts, instruments, equipment, inventory, consumer goods, farm products, documents, general intangibles and other Proceeds which arise from the sale, lease, transfer or other use or disposition of any kind of Collateral or Proceeds and all Proceeds of any type described above acquired with cash Proceeds.

“Secured Obligations” means all indebtedness, obligations and other liabilities of Xybernaut to Lender now or hereafter arising pursuant to the Note or this Agreement, including, without limitation, the indebtedness evidenced thereby and hereby. The term includes all principal, interest, fees, premiums, charges, expenses, reasonable attorneys’ fees and any other sums owing by Xybernaut under the Note or this Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

2. Security Agreement.

2.1 Security.

(a) Grant of Security Interest. As security for the prompt and complete payment and performance when due of all the Secured Obligations, Xybernaut hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Lender, and hereby grants to Lender a Lien on and security interest in all of Xybernaut’s right, title and interest in, to and under all of its assets, property, interests of property or assets, of any kind or nature whatsoever, real or personal, tangible or intangible, including, without limitation, property of the “estate” as defined in the Bankruptcy Code (but excluding proceeds of avoidance actions under chapter 5 of the Bankruptcy Code and proceeds of any prepetition litigation claims against third parties), and including, without limitation, all of Xybernaut’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired and wherever located (all of which being hereinafter collectively called the “Collateral”):

(i) all Accounts;

(ii) (iii) (iv)	all Inventory; all Equipment; all Contract Rights;

(v) Chattel Paper, Instruments and Documents;

(vi) (vii) (viii) (ix)	Intellectual Property; all General Intangibles; all Deposit Accounts; all Post-petition Collection Accounts;

(x) to the extent not otherwise included, all rights, proceeds and payments under insurance with respect to any of the Collateral or otherwise of which either Borrower is the beneficiary;

(xi) all other goods and real or personal property whether tangible or intangible, including without limitation, all other rights to payment not specified above, and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Xybernaut and wherever located;

(xii) all books and records relating to any of the foregoing; and

(xiii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

2.2 Grantor Liable.

(a) It is expressly agreed by Xybernaut that, anything herein to the contrary notwithstanding, Xybernaut shall remain liable under each of its agreements included in the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder and Xybernaut shall comply and perform with or pursuant to the terms and provisions of each such agreement. Lender shall not have any obligation or liability under any agreement included in the Collateral by reason of or arising out of this Agreement or the granting to Lender of a security interest therein or the receipt by Lender of any payment relating to any agreement included in the Collateral pursuant hereto, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of Xybernaut under or pursuant to any agreement included in the Collateral, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any agreement included in the Collateral, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Xybernaut waives any rights under Section 506(c) of the Bankruptcy Code respecting the Collateral.

(b) Xybernaut agrees that, from time to time at its own expense, Xybernaut will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Lender may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby in Collateral. With respect to the foregoing and the grant of the security interest hereunder, Xybernaut hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of (or by signing on behalf of) Xybernaut. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

2.3 Perfected Lien and Security Interest.

(a) Xybernaut hereby represents and warrants that, upon entry of the Interim DIP Order, this Agreement and the pledge of the Collateral pursuant hereto creates a valid and perfected Lien on and security interest in all now or hereafter acquired of the Collateral, securing payment of the Secured Obligations, subject to no other Liens other than (i) Liens and encumbrances not exceeding $100,000 in the aggregate and scheduled on Exhibit 3 hereto (the “Permitted Liens”), and (ii) a shared Lien pari passu with LC Fund in the ratio of fifteen percent (15%) to secure the “Secured Obligations” to LC Fund under the LC Fund DIP Facility, and eighty-five percent (85%) to secure the Secured Obligations to the Holder. All action by Xybernaut reasonably necessary or desirable to protect and perfect such Liens on each item of the Collateral has been duly taken upon entry of the Interim DIP Order. Until the Secured Obligations have been paid in full, the security interests and Liens granted to Lender hereunder shall remain in full force and effect and shall not be subordinated to or made pari passu with any other Lien or security interest. Xybernaut hereby agrees to cooperate with Lender to make all filings and take all other actions necessary or desirable to perfect and protect such security interest.

(b) Except as expressly provided in the Financing Orders, Xybernaut shall not incur, create, assume, suffer to exist or permit any claim to have administrative priority which is pari passu with or senior to the administrative priority granted to Lender under the Financing Orders.

(c) Other than Permitted Liens and, upon entry of the Interim DIP Order, the Lien shared pari passu with LC Fund described in subparagraph 2.3(a)(ii) above, Xybernaut represents and warrants that it owns its Collateral free and clear of any Lien, and that it has all rights in and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder.

2.4 Place of Payment. All payments to be made by Xybernaut to Lender hereunder shall be made in lawful currency of the United States of America and in immediately available funds by wire to an account specified from time to time by Lender to Xybernaut. Such payments shall be made without setoff or deduction of any kind.

2.5 Certain Covenants. As a condition to Lender’s making each Loan to Xybernaut, Xybernaut shall (a) use the proceeds of each Loan only for the purposes set forth in the Note, (b) duly and punctually pay or reimburse when due or, if there is no specified due date, when demanded, all principal and interest on the Loans and all other amounts owed to Lender under the terms of the Note, (c) fully comply with all of its covenants and obligations in the Note, (d) provide Lender with a monthly cash budget, which includes all projected expenditures and which shall be prepared in good faith based on all relevant information then available to Xybernaut, ten (10) days before the first day of each calendar month, in a form satisfactory to Lender, (e) timely file when due all tax returns, and, except to the extent excused by the Bankruptcy Code or order of the Court, pay all federal, state and local taxes, assessments and governmental charges imposed upon it or its property, (f) promptly provide Lender with copies of monthly operating reports filed with the Court and monthly financials, important notices of matters materially affecting the administration of the Case or the Collateral (including all notices relating to intellectual property and pending patents), copies of all written reports given by Xybernaut to either the Official Committee of Unsecured Creditors or the Equity Committee, copies of all federal and state tax returns when filed, and the failure to provide copies of such information shall constitute a default hereunder, (g) maintain and preserve the Collateral, including but not limited to maintaining adequate insurance, paying maintenance fees, defending against any infringements of intellectual property (as may be commercially reasonable) and pursuing patent approvals, (h) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP, (i) permit any authorized representative of Lender to inspect any of its properties and books and records, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, at Xybernaut’s expense, all upon reasonable notice at such reasonable times and as often as may be reasonably requested, (j) promptly after acquiring knowledge of the occurrence of a default or an Event of Default, deliver to Lender a certificate of Xybernaut’s authorized representative specifying the nature thereof and Xybernaut’s proposed response thereto, (k) not create, incur, assume or permit to exist any Lien on or with respect to the Collateral other than Permitted Liens, the Liens securing the Secured Obligations, and Liens that are junior in priority to the Liens securing the Secured Obligations, and (l) not sell, transfer, convey, assign or otherwise dispose of all or substantially all of its properties or assets except for the sale of Inventory in the ordinary course of business or the sale of Collateral pursuant to an Approved Sale as provided in the Milestones that yields proceeds sufficient to retire the Secured Obligations (including, for the sake of clarity, the Premium and all fees and expenses of Lender) in full in cash.

Xybernaut agrees that failure to comply with this Section 2.5 shall constitute an Event of Default under the Note and this Agreement and, subject to the terms of the Financing Orders, Lender shall be entitled to exercise any of the remedies provided herein or in the Note or any and all other rights or remedies available to Lender under applicable law.

2.6 Further Assurances. Xybernaut agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

3. Remedies, Rights Upon Default.

3.1 Remedies. Subject to the terms of the Financing Orders, if an Event of Default shall occur and be continuing, Lender may, notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without any application, motion, notice to, or order from, the Court, exercise all rights and remedies granted to it under this Agreement, the Note and all other rights provided at law or in equity, including all rights and remedies of a secured party under the UCC and including the right to immediately terminate its commitment to make any Loans available under the Note. Without limiting the generality of the foregoing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without any application, motion, notice to, or order from, the Court, but subject to the Financing Orders, Xybernaut expressly agrees that in any such event Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Xybernaut or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of Lender’s offices in the United States or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Xybernaut hereby releases. Xybernaut further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Xybernaut’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, towards payment of the Secured Obligations hereof, Xybernaut remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by Lender of any other amount required by any provision of law need Lender account for the surplus, if any, to the person entitled by law to receive such surplus or to Xybernaut. To the maximum extent permitted by applicable law, Xybernaut waives all claims, damages, and demands against Lender arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of Lender. Xybernaut agrees that Lender need not give more than seven (7) days’ notice (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Xybernaut at its address referred to in Section 4.2 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Xybernaut shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled, Xybernaut also being liable for the reasonable fees of any attorneys employed by Lender to collect such deficiency.

3.2 Fees and Expenses of Lender. Xybernaut agrees to pay for all costs and expenses incurred by Lender in connection with the Loans and the enforcement of rights and remedies hereunder, including, without limitation, reasonable attorneys’ and financial advisor’s fees and expenses. All reasonable attorneys’ fees and expenses incurred by Lender for purposes of preparing, negotiating, drafting, executing, delivering, closing, administrating or obtaining final approval of the Loan Documents shall be payable by Xybernaut upon demand without the need for an order of the Court ordering such payment.

3.3 Waiver. Xybernaut hereby waives presentment, demand, protest or any notice not specifically required herein (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

3.4 No Waiver of Rights by Lender. No course of dealing or failure or delay on the part of Lender in exercising any right, power or privilege hereunder or with respect to the Note shall operate as a waiver hereof or thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. The rights of Lender with respect to the Note and the rights of Lender under this Agreement are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

4. Miscellaneous.

4.1 Modification of Agreement. No modification or waiver of any provision of this Agreement, and no consent to any departure by Xybernaut therefrom, shall be effective unless the same shall be in writing and signed by Lender. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Xybernaut in any case shall entitle Xybernaut to any other or further notice or demand in the same, similar or other circumstances.

4.2 Notices. All notices, requests and other communications hereunder shall be in electronic, telephonic or written (including bank wire, telegram, telecopier, telex or similar writing) form and shall be given to the party to whom addressed, at its address or telephone, telecopier or telex number set forth below, or such other address or telephone, telecopier or telex number as such party may hereafter specify for the purpose by notice to the other parties listed below. Each such notice, request or communication shall be effective (i) if given by telephone, telex, telecopy or electronic means, when such communication is transmitted to the address specified below and the appropriate answer is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified below.

If to Xybernaut:

Perry L. Nolen, President
Xybernaut Corporation
5175 Parkstone Drive
Chantilly, VA 20151
Email: pnolen@xybernaut.com
Fax: (703) 480-0488
Phone: (703) 480-0480

With a copy to:
Thomas Cabaniss, Esq. McGuire Woods LLP

Bank of America Corporate Center

100 North Tryon Street, Suite 2900

Charlotte, NC 28202-4011

Email: tcabaniss@McGuireWoods.com

Fax: Phone:	(704) 373-4011 (704) 373-8953

If to Lender:
James A. Coyne East River Capital LLC 200 Nyala Farm Rd. Westport, CT 06880

Email: jacoyne@equisgroup.com

Fax:	(203) 341-9988

Phone: (203) 341-0515

With a copy to:
D.J. Baker, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square New York, 10036-6522 Email: djbaker@skadden.com Fax: Phone:	(917) 777-2150 (212) 735-2150

4.3 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHT OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE.

4.4 WAIVER OF JURY TRIAL. XYBERNAUT AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN XYBERNAUT AND LENDER.

4.5 Survival of Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the delivery by Xybernaut of the Note and shall continue in full force and effect so long as the Note shall be unexpired or any sums offsetted or due hereunder or under the Note or any amount required to be reimbursed or paid by Xybernaut hereunder or thereunder shall remain unpaid. Whenever in this Agreement Lender is referred to, such reference shall be deemed to include the successors and assigns of Lender, and all covenants, promises and agreements by or on behalf of Xybernaut which are contained in this Agreement or the Note shall inure to the benefit of the successors and assigns of Lender. The rights and duties of Xybernaut, however, may not be assigned or transferred.

4.6 Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

4.7 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

4.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

4.9 Effectiveness. This Agreement shall not become effective, shall not bind the Borrowers, and shall be null and void unless and until, (a) on or before 5:00 p.m., eastern standard time, on March 17, 2006, the Borrowers execute this Agreement and the Note, and, in addition, (b) on or before 5:00 p.m., eastern standard time, on March 23, 2006, the Interim DIP Order, in form and substance satisfactory to Holder, has been entered by the Court and is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in counterparts by their respective officers thereunto duly authorized as of the date first above written.

XYBERNAUT CORPORATION

By: /s/ Perry L. Nolen
Name: Perry L Nolen
Title: President & CEO

XYBERNAUT SOLUTIONS, INC.

By: /s/ Edward P. Maddox
Name: Edward P. Maddox
Title: President

EAST RIVER CAPITAL LLC

By: /s/ James A. Coyne
Name: James A. Coyne
Title: Manager, East River LLC